UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                FORM 15

      Certification and Notice of Termination of Registration under
         Section 12(g) of the Securities Exchange Act of 1934 or
   Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                  the Securities Exchange Act of 1934

                                  Commission File Number  000-05893


                      American Bancorporation
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         (Exact name of registrant as specified in its charter)

        1025 Main Street, Suite 800, Wheeling, West Virginia 26003
                            (304) 233-5006
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Common Stock, without par value per share
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        (Title of each class of securities covered by this Form)

                                    None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [x]           Rule 12h-3(b)(1)(i)     [x]
      Rule 12g-4(a)(1)(ii)    [ ]           Rule 12h-3(b)(1)(ii)    [ ]
      Rule 12g-4(a)(2)(i)     [ ]           Rule 12h-3(b)(2)(i)     [ ]
      Rule 12g-4(a)(2)(ii)    [ ]           Rule 12h-3(b)(2)(ii)    [ ]
                                            Rule 15d-6              [ ]

     Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, American Bancorporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 5, 2002             By:     /s/ Jeremy C. McCamic
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                                 Name:   Jeremy C. McCamic
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                                 Title:  Chairman and Chief Executive Officer
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